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Transcript of March 3, 2014 Investor Conference Call of Darden Restaurants, Inc.

Important Additional Information

The Company, its directors and certain of its executive officers are participants in solicitations of Company stockholders.  Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Company’s proxy statement for its 2013 annual meeting of stockholders, filed with the SEC on August 6, 2013.  Additional information can be found in the Company’s Annual Report on Form 10-K for the year ended May 26, 2013, filed with the SEC on July 19, 2013 and its Quarterly Reports on Form 10-Q for the first two quarters of the fiscal year ended May 25, 2014 filed on September 30, 2013 and January 2, 2014, respectively.  To the extent holdings of the Company’s securities have changed since the amounts printed in the proxy statement for the 2013 annual meeting of stockholders, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC.  These documents are available free of charge at the SEC’s website at www.sec.gov.

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Operator

Welcome and thank you for standing by. [Operator Instructions] Today's conference is being recorded. And at this time, I'll turn the call over to Mr. Matthew Stroud. You may begin, sir.

Matthew Stroud

Thank you, Shirley. Good morning, everyone. On the call today are Clarence Otis, Darden's Chairman and CEO; Gene Lee, Darden's President and COO; Brad Richmond, Darden's CFO; and Dave George, President of Olive Garden. We welcome those of you joining us by telephone or the Internet.

During the course of this conference call, Darden Restaurants' officers and employees may make forward-looking statements concerning the company's expectations, goals, or objectives. Forward-looking statements are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements speak only as of the date on which such statements are made and we undertake no obligation to update such statements to reflect events or circumstances arising after such date.

We wish to caution investors not to place undue reliance on any such forward-looking statements. By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to materially differ from those anticipated in the statements. The most significant of these uncertainties are described in Darden's Form 10-K, Form 10-Q and Form 8-K reports, including all amendments to those reports.

These risks and uncertainties include the ability to achieve the strategic plan to enhance shareholder value including the separation of Red Lobster, the high costs in connection with a spin-off which may not be recouped if the spin-off is not consummated, food safety and food-borne illness concerns, litigation, unfavorable publicity, risks relating to public policy changes and federal, state and local regulation of our business including health care reform, labor and insurance costs, technology failures, failure to execute a business continuity plan following a disaster, health concerns including virus outbreaks, intense competition, failure to drive sales growth, failure to successfully integrate the Yard House business and the additional indebtedness incurred to finance the Yard House acquisition, our plans to expand our smaller brands Bahama Breeze, Seasons 52 and Eddie V's, a lack of suitable new restaurant locations, higher-than-anticipated costs to open, close or relocate or remodel restaurants, a failure to execute innovative marketing tactics and increased advertising and marketing costs, a failure to develop and recruit effective leaders, a failure to address cost pressures, shortages or interruptions in the delivery of food and other products, adverse weather conditions and natural disasters, volatility in the market value of derivatives, economic factors specific to the restaurant industry and general macroeconomic factors including unemployment and interest rates, disruptions in the financial markets, risks of doing business with franchisees and vendors in foreign markets, failure to protect our service marks or other intellectual property, impairment in the carrying value of our goodwill or other intangible assets, a failure of our internal controls over financial reporting, or changes in accounting standards, an inability or failure to manage the accelerated impact of social media and other factors and uncertainties discussed from time to time in reports filed by Darden with the Securities and Exchange Commission.

A copy of our press release announcing our earnings, the Form 8-K used to furnish the release of the Securities and Exchange Commission and any other financial and statistical information about the period covered in the conference call including any information required by Regulation G is available under the heading, Investor Relations on our website at darden.com.

We plan to release fiscal 2014 third quarter – final fiscal 2014 third quarter earnings and same-restaurant sales for fiscal December, January and February 2014 on Friday, March 21, 2014 before the market opens with a conference call shortly after. We released third quarter preliminary results this morning. These results were available on PR Newswire and other wire services. Because we have much to cover this morning, we'll briefly discuss our third quarter performance and then provide you with an update on our comprehensive plan to enhance shareholder value.

We have a slide show presentation that you should be able to access through the webcast link at darden.com or videonewswire.com. After the presentation we'll take your questions until approximately 9:30 am Eastern time.

And with that let me turn it over to Clarence.

Clarence Otis

Thank you, Matthew. During our fiscal third quarter underlying conditions in our industry continued to be challenging. And on top of that both the industry and our brands were hit with unusually severe winter weather in much of the country.

As many of you know, to address the changing industry landscape and regain operating momentum at Olive Garden and Red Lobster, we've developed a comprehensive strategic action plan. We're making progress on that plan and we'll provide you with additional detail about it this morning. The actions that we're taking are clearly exciting steps forward for Darden and we believe these steps will enhance our ability to deliver compelling and sustainable value for our shareholders.

First, however, let me briefly touch upon our sales results for the third quarter. Adjusting for weather and the adverse effect of a shift in the Thanksgiving holiday week, LongHorn Steakhouse once again had competitively strong same-restaurant sales results and our Specialty Restaurant Group continued to maintain good momentum.

Same-restaurant sales results at Olive Garden, however, were below the industry average, although, much of that is due to December because trends were much better and much more in line with the industry in January and February. Dave George, the President of Olive Garden, as Matthew mentioned, is with us today and Dave's going to discuss Olive Garden's brand renaissance plan in detail in a few minutes.

Same-restaurant sales at Red Lobster continued to be soft this quarter. However, Kim Lopdrup, who will lead Red Lobster following separation of the business, is now fully engaged. And under Kim's leadership, the Red Lobster team has started implementing a business transformation plan that will help improve results for the balance of the year and that will also support Red Lobster's success as a standalone company. And we're going to touch on that plan briefly later in this presentation.

So with that, let me turn it over to Brad to provide additional information about the third quarter before we begin reviewing our strategic action plan. Brad?

C. Bradford Richmond

Well, thank you, Clarence, and good morning, everybody. We project that our third quarter fully diluted net earnings per share from continuing operations will be approximately $0.82 per share. We experienced lower sales and higher direct costs associated with the more severe winter weather than last year, which we estimate adversely affected earnings per share from this year's third quarter by approximately $0.07. Additionally, we estimate that legal, financial advisory and other costs associated with the implementation of the strategic action plan we announced in December of
2013 reduced earnings per share for the third quarter by approximately $0.06.

As we announced this morning, we estimate that U.S. same-restaurant sales for the third quarter will increase by 0.3% at LongHorn Steakhouse, decline 5.4% at Olive Garden and decline 8.8% at Red Lobster. And we estimate that blended U.S. same-restaurant sales for the third quarter for the Specialty Restaurant Group will be down approximately 0.7%. These results include the adverse effect of the more severe winter weather, which we estimate negatively impacted same-restaurant sales by approximately 160 basis points, and the adverse effect of a shift in the Thanksgiving holiday week, which we estimate negatively impacted same-restaurant sales by an additional approximately 100 basis points. The Thanksgiving holiday occurred in this year's fiscal third quarter and in last year's fiscal second quarter.

Excluding these effects of more severe winter weather and the Thanksgiving holiday shift, same-restaurant sales for the third quarter would have been up approximately 2.9% at LongHorn Steakhouse, down approximately 2.8% at Olive Garden, down approximately 6.2% at Red Lobster and up approximately 1.9% at the Specialty Restaurant Group.

While we don't have a final P&L to share at this time, I will give you some directional sense of each line in the P&L. As a percentage of sales, Food and beverage costs are higher than in the prior year, restaurant labor is only slightly up, despite the impact of same-restaurant sales deleveraging, restaurant expenses are meaningfully higher from the impact of sales deleveraging and increases in public liability and workers' compensation related to prior claims development and additional utilities, no removal in repairs and maintenance costs related to the more severe winter weather.

Marketing or selling expense, as a percentage of sales, is down primarily from less media spending at Red Lobster. General and administrative expenses, as a percentage of sales, is higher than the prior year, but roughly in line with the prior year, when the expenses related to costs associated with the implementation of the strategic action plan are excluded.

Interest expense is flat to the prior year and the effective tax rate was expected to be favorable to the prior year, but is even more favorable as a result of cost reduction efforts targeted in that area.

Now in the face of more severe winter weather this quarter and its impact on third quarter earnings, our stronger efforts to manage costs enabled us to maintain the previous expected earnings range for the fiscal year that were outlined in our release this morning.

And now, with that, I'll turn it back to Clarence to provide an update on our strategic action plan.

Clarence Otis

Thanks, Brad, and again, we welcome the opportunity we have today to provide you with additional detail about our plan to enhance shareholder value. A great deal of work has gone into this plan and it reflects extensive input from our shareholders, the direction of our highly experienced board of directors in consultation with numerous strategic and financial advisors. And based on the work we've done and the considerable expertise that we as a company have regarding our brands and our industry, our board strongly believes the plan we're moving forward with is the most compelling option to drive long-term shareholder value. We look forward to continuing discussion with our shareholders about the details of the plan and we will be meeting with many of our largest shareholders to engage in such a dialogue.

To help me with this morning's conversation, we've prepared a slide presentation and Matthew has already referenced our disclosure around forward-looking statements so we can move right to slide 6. Darden is a premier full-service restaurant company. We have excellent brands and tremendous expertise in the areas that matter most to success in our industry. We also have a business that has industry-leading financial metrics, a strong balance sheet, and a long track record of returning a substantial amount of cash to our shareholders.

Our strong position in the industry shows in the fact that, as shown on slide 7, since the beginning of the Great Recession, each of our brands has meaningfully outperformed the major casual dining chain average as measured by Knapp-Track, and Knapp-Track is the industry benchmark, when we look at cumulative same-restaurant sales over the period. And Darden, overall, has outperformed Knapp-Track during this period by 5.5 percentage points. We believe this level and breadth of outperformance is a testament to the quality of our board, our executive leadership teams and our broader employee base.

Now turning to slide 8, we see that each of our brands has industry-leading average unit volumes and that's a strong foundation for us to make our restaurants among the most productive in casual dining. All generate AUVs that surpass the 2013 industry average of $2.8 million and almost all are above that average by a considerable amount.

Slide 9 shows that we've translated our high AUVs into a restaurant-level margin that is among the very best in the industry, in particular, when compared to those of nationally advertised restaurant operators. And please, note that in order to make our competitors' restaurant-level margins comparable to our system, we've excluded rent expense from our calculation.

Slide 10 shows that our leadership level AUVs and restaurant productivity are supported by a higher level of investment in selling expenses or marketing and advertising costs than that of some of our peers. It also shows that our general and administrative expenses, as a percentage of sales, are in line with, if not slightly below, many of our competitors. We do believe, however, that we have opportunities to become more cost-effective in this area and doing so is in fact a part of our strategic plan and I'll share some details on that later in this presentation.

As shown on slide 11, we've achieved significant revenue and profit growth over the past decade, with competitively strong cumulative same-restaurant sales growth, compound annual total sales growth, and compound annual EBITDA growth.

Slide 12 shows that as I said earlier, Darden has a long track record of returning capital to shareholders. Over the last decade, we've returned almost $4 billion to our shareholders through share repurchase and dividends and we remain committed to continuing to provide strong capital return as we go forward.

Slide 13 shows that our performance over the past decade has resulted in a total shareholder return of 166% and that is significantly more than the return generated by the broader market and significantly more than the return generated by our closest peers as a group. Now with that, we certainly recognize that industry dynamics have changed considerably over the past two years, and that we've lost momentum in important parts of our business.

We also know that as a result, our total shareholder return has lagged the broader market and some of our peers on a more recent basis, and to address these realities we've developed a comprehensive strategic action plan and the key elements to that plan are shown here on slide 14.

Our strategic priorities for value creation start with the brand renaissance plan for Olive Garden, which Dave will take you through in greater detail on subsequent slides. They also include continuing to drive profitable growth and strong returns at LongHorn and our Specialty Restaurant Group brands, disciplined capital allocation supported by a strong balance sheet that emphasizes a competitive dividend payout, revising our management compensation program so that it is better aligned with our other priorities and separating our Red Lobster business, which is something we've made considerable progress on, progress that includes the development of a comprehensive business transformation plan for that brand.

And I'm going to speak about each priority in further detail after Dave takes you through Olive Garden's brand renaissance plan. Dave?

David T. Pickens

Thank you, Clarence, and good morning. Beginning on slide 16, it's well known that Olive Garden is a leading casual dining brand and the largest full service Italian concept in the United States. We have grown sales by nearly 20% since the onset of the Great Recession and today we have nearly 830 restaurants across North America.

We engender particularly strong loyalty from middle-income households and families with children. And perhaps more importantly we have successfully broadened our appeal beyond our traditional guests to the Hispanic market.

Slide 17 shows that Olive Garden has some of the most productive restaurants in the industry. Our average unit volumes are higher than almost all of our peers and we generate attractive restaurant-level returns, making Olive Garden one of the most financially compelling concepts in casual dining.

Slide 18 outlines the major tenets of our brand renaissance plan for Olive Garden. As noted on this slide, we are making some critical refinements to our strategic framework and positioning. We are also making good progress on significant operations improvement plans that we started implementing last year, as I will discuss in a moment, and have recently announced changes to our core menu and promotion plans.

In fiscal 2015, we expect to be able to meaningfully change our approach to advertising and promotions and will implement service-training initiatives that will ultimately enhance the experience we deliver our guests. In addition, we will launch an extensive remodeling program and introduce a new logo that will become the symbol for our brand renaissance. We are very excited today to have the opportunity to take you through this extensive plan in greater detail on subsequent pages.

On slide 19, we describe the important refinements that I mentioned we're making to Olive Garden's strategic framework. At the core, we are planning to transform the restaurants to offer our guests the opportunity to experience today's Italy. This includes food prepared with fresh ingredients and simply presented, an approachable and genuine guest experience and a natural warm and inviting aesthetic in our restaurants, all of which evoke flair and sophistication that is very Italian. The end result will be a dining experience that is casual yet stylish, and creates an atmosphere that promotes togetherness, nurtures relationships, and welcomes sharing.

Slide 20 highlights the progress we're already making against a robust operations improvement plan that was put into place last year. You'll note from the chart on the left that we've already achieved annualized cost savings of approximately $19 million through reductions in labor, food costs and waste. What we've done is we've removed time and expense that did not add value for the guest and we will reinvent the significant portion of these savings into things that do add value to the guest experience, like higher quality food.

We are also seeing tangible improvements in the guest experience as a result of these initiatives, including improved overall guest satisfaction, taste of food and server attentiveness results, as well as a significant reduction in guest complaints. In addition, we have seen strong improvement in the results of our lower performing multi-unit operators. This month, we will also begin implementing Phase II of the plan, which should yield similarly effective results going forward.

Slide 21 details the key elements of our holistic core menu and promotion plan. Last week, we introduced a new menu design to provide superior everyday value, increased choice in variety and improved convenience. The changes we implemented were designed to adapt and tailor the Olive Garden experience to specific and targeted guest expectations and dinning occasions. You can see the multiple tactics on the chart aligned with how they add value to the guest experience.

Slide 22 gives you a nice visual of the new lunch and dinner menus that were rolled out system-wide on February 24,

2014. As you see from the photos, these menus include significant upgrades to the quality and visual presentation of our offerings. Our new single-panel lunch menu features our Pronto Lunch menu on the front, which is designed with our guests' busy schedule on mind and our Classic Italian Lunch on the back.

The pictures on the right show our premium Antipasti and Caprese House Salads which leverages our signature unlimited house salad that has been a guest favorite for over 30 years. Also shown for lunch is our new Smashed Chicken Meatball Sandwich.

The dinner menu on the bottom reflects over 20 new menu items that we've added, including some of our specialties, like Salmon Bruschetta with Crab Risotto, Crab Topped Chicken and our new Pappardelle Pescatore. Also, the large box on the center panel of the dinner menu reflects our Cucina Mia section that we've added to provide everyday value to our guests which is a Create Your Own Pasta, starting at $9.99. And current with these menu changes, we are implementing additional efforts to broaden the relevance of our offerings.

Slide 23 highlights three important areas where we are making changes that we believe will have significant appeal to our core guests. These changes include our new Tastes and Toasts offering, launched in December of last year and features eight small plates and a variety of special beverage offerings. In addition, we will introduce new plateware that allows the food to become the star as well as an enhanced to-go experience.

Slide 24 details the high level changes to our new approach to advertising and promotion. In addition to the food quality improvements we've already discussed, it has also become clear that we need to tailor our offerings to meet specific guest dining occasions and communicate these changes in an effective way. We believe that this can be done by achieving a balance between our national TV advertising platforms and leveraging the increasing relevance of our digital and social media platforms. We will be in the marketplace with simultaneous targeted messages using multiple media vehicles.

Slide 25 highlights some additional changes we are making to our in-restaurant service. Beginning in fiscal 2015, we expect to be able to leverage our extensive nationwide training system to differentiate the quality of our guest-focused service programs. This should lead to improved restaurant-level execution and ultimately a superior guest experience.

Slide 26 gives you a sense for the direction of the significant work we've done preparing to remodel and upgrade a number of our restaurants in our portfolio. As you can see from the photos, this program will result in a more visually appealing exterior as well as a more warm and comfortable interior that are more up to date. I should note that the remodels will be largely focused on the restaurant interiors as this tends to have a much more significant impact on long-term guest satisfaction.

Slide 27 reflects some of the financial specifics around our remodel program. We currently have approximately 350 restaurants in need of remodeling, which we expect to complete over the course of the next three fiscal years. This includes approximately 75 restaurants in fiscal 2015 and about 125 to 150 restaurants in each of fiscal 2016 and fiscal 2017. We expect to spend about $450,000 to $500,000 per remodel. And I would highlight that these remodels are well within the reduced CapEx budget we already profiled for you in December.

Slide 28 shows you our new Olive Garden logo, which we are very excited about. This logo was developed closely in conjunction with Lippincott, a nationally-recognized design firm. We started with the modified brand positioning as the foundation for our initial design. We then conducted extensive testing and quantitative research to further shape and validate the new design. And you can see how this new logo would show up as signage on our Tuscan Farmhouse in the bottom half, both during the daytime and at night.

Turning to slide 29, I want to summarize the key benefits of all of these exciting changes that we've detailed on the preceding pages. Our brand renaissance plan will undoubtedly strengthen Olive Garden's hard-earned position in the market as a brand offering the best benefits of both bar & grill and polished casual dining. Olive Garden will continue to be a restaurant experience that is nicer than the price suggests, with value that is balanced between what you pay and what you get, serving high quality food with soups and sauces made fresh daily, sharing our Italian generosity, served by friendly and engaged team members in an atmosphere that fosters connection and sharing with a touch of flair.

And with that, I'll turn it back over to Clarence to walk you through some of the specifics of Darden's other important strategic initiatives.

Clarence Otis

Thank you, Dave. And turning to our other priorities for value creation, let me start with LongHorn. And so slide 31 discusses LongHorn's journey to becoming America's favorite steakhouse. We acquired LongHorn in fiscal 2008 as part of our acquisition of RARE Hospitality, and we've made significant progress since then. And that progress is a result of leveraging Darden's strong restaurant support platform and our strong brand marketing capabilities to complete a roadhouse to ranch house repositioning of the brand, and increase its advertising investment and effectiveness. It also reflects a very successful remodel program and a considerable amount of work on LongHorn's core menu and promotional offerings. LongHorn has an exciting national penetration opportunity, and we believe we are well on our way to capturing that opportunity and the value creation that comes with it.

Slide 32 is an overview of the exciting and differentiated brands in our Specialty Restaurant Group. Each of these brands has a significant new unit growth opportunity and same-restaurant sales across the platform continue to be robust. Again, each brand has a significant value creation opportunity and in each case we're well on our way to capturing it.

Now, notwithstanding the new unit opportunities at LongHorn and our Specialty Restaurant brands, as we announced in December, we are pursuing a more measured unit expansion plan and as shown on slide 33, we're taking a hiatus on new unit growth at Olive Garden to facilitate its focus on regaining same-restaurant momentum. We're reducing new unit growth at LongHorn now that we've reached national advertising scale and because our more measured pace will ensure we have appropriately seasoned restaurant leaders and increase the amount of capital available for return to our shareholders. And while there will continue to be a relatively high level of unit expansion at SRG, we are reducing it slightly to support more robust return on capital to shareholders.

Another value creation priority is cost reduction and as indicated on slide 34, we're making significant progress against our previously announced plan to reduce annual operating support costs by $60 million. Progress would suggest that we should be able to realize even greater savings. And as we announced in December, in parallel with this program, the separation of Red Lobster provides an opportunity for further cost efficiencies. To assist us with these efforts, and with efforts to identify direct operating cost savings opportunities and potential revenue enhancement opportunities, we've engaged Alvarez & Marsal, a firm that has a very impressive track record in these areas.

Next, slide 35 touches on what the board is considering to better align management compensation with the value creation priorities in our strategic action plan. And as you can see, there will be a stronger emphasis on same-restaurant sales, free cash flow, and relative total shareholder return. Of course, a very important element of our plan is the separation of Red Lobster.

As outlined on slide 36, we believe separation will allow Red Lobster and the rest of Darden to better serve what are increasingly divergent guest targets. Separation is consistent with the divergent growth profiles and capital deployment priorities of the two businesses. Separation removes from Darden the high level of same-restaurant sales volatility associated with the more promotional nature of the Red Lobster business, volatility that adversely affects Darden's overall operating and financial performance. And the focus that works best for Red Lobster would require additional dedicated operating support resources within Darden and not take full advantage of the integrated operating support structure that our other brands rely on.

Indeed, Red Lobster currently puts downward pressure on Darden's sales, earnings and margin growth and the appropriate value creation strategy for Red Lobster going forward would create additional pressure. Ultimately then, we think that moving forward with two independent companies that can each focus on its separate and distinct opportunities to drive value for shareholders is the right path forward.

Slide 37 speaks to the increasing divergent guest targets of Red Lobster and the rest of Darden. All of our brands have been focused on two things; maintaining relevance to guests who fit their core profile; increasing relevance in pockets of consumer strength that are outside the core. And what you see here is that when we look at household income as an example, Olive Garden and LongHorn have been able to successfully expand their guest base across the spectrum, with especially good progress among consumers in the middle and top thirds. Conversely, Red Lobster has not and we believe Red Lobster will benefit from a much sharper focus on the middle and lower thirds where it has traditionally enjoyed success.

This same dynamic is at work to various degrees when we look at generational and other segmentations. We strongly believe that separation will enable Red Lobster to focus in a more singular and successful way on remaining relevant to its core, while the rest of our brands and the integrated operating support platform that supports them continue to work to both retain and broaden beyond their core.

Slide 38 speaks to the divergence between Red Lobster and the company from a unit expansion capital deployment perspective. While the new units opened at Olive Garden, LongHorn and Specialty Restaurant Group over the past four years are exceeding the guest count hurdle that is consistent with value creation at each brand; new units at Red Lobster are not exceeding its guest count hurdle. This is an important indication that there is still significant unit potential for the entire Darden portfolio with the exception of Red Lobster.

Slide 39 shows sequential quarterly same-restaurant traffic changes from the first quarter of fiscal 2011 through the second quarter of fiscal 2014 for Olive Garden, LongHorn, Red Lobster, and Knapp-Track. It's clear that Red Lobster has meaningfully greater quarterly same-restaurant sales volatility than Olive Garden, LongHorn and the major chain average and we believe this volatility adversely affects Darden's overall performance and valuation. Again, it reflects the heavily promotional nature of the Red Lobster business.

That said, Red Lobster does generate significant and relatively consistent operating cash from year-to-year, and Kim and the team have a clearly-defined vision and plan for the brand that will sustain the cash generation by driving sales and profitability. That plan is summarized briefly on slide 40. It involves focusing on the seafood quality, craveability, and variety that Red Lobster's core guests look to it for, streamlining restaurant operations, so Red Lobster can afford the affordability that Red Lobster's core guests need and want, tailoring Red Lobster's marketing and promotional strategy to leverage its unique brand equity with its core guests.

What's important is that this is a strategy that given the highly-integrated nature of Darden's operating platform would require us to put in place dedicated support resources for Red Lobster in key areas, including marketing, culinary and human resources, and as I said, it's a strategy that would increase the downward pressure that Red Lobster already has on Darden's sales, earnings and margin growth. So we believe a separation is appropriate and summarized on slide 41 – as summarized rather on slide 41, it would create two independent and excitingly-positioned companies, each appealing to a separate and distinct style of shareholder.

Slide 42 summarizes the progress we've made on the Red Lobster separation since we announced this action several months ago. As we said in December, we're considering a tax-free spin-off as a potential alternative, and expect to submit an initial Form 10 filing to the SEC for review shortly. With the assistance of our financial and legal advisors, we're also pursuing a sale in parallel, because our board clearly views a sale as a viable, value-maximizing alternative to the spin-off, and the sale process is well underway and on track. We will keep you apprised of our progress as we continue to move down these two parallel potential paths for separation.

Now let me turn to the other strategic actions that our board considered as we developed the strategic action plan we're moving forward with. I'll start by noting that as outlined on slide 44, Darden has a very independent and capable board of directors. It consists of leaders who have a broad range of expertise that's relevant to our business, it's highly engaged, and it's a board that is consistently renewed with four of our independent directors joining in the last five years and two of them joining in the last two years. Brief descriptions of each are provided on slide 45.

In terms of what was considered, slide 46 provides a summary of the options, options that we spent an extensive amount of time reviewing this past year. They included other portfolio re-configuration options, real estate alternatives, re-franchising and unit optimization possibilities and key elements of our capital allocation strategy. There are also a variety of nuanced alternatives within each of these major categories and while this slide is designed to give you a flavor for the types of things we analyzed, it is by no means a complete list.

And with that, I'd like to turn it back over to Brad to provide some detail on these options, which again our board considered as it regularly and rigorously reviewed our strategic and operating circumstances. Brad?

C. Bradford Richmond

Well, we've already discussed in great detail why we ultimately chose to separate Red Lobster. I also want to take a moment on slide 47 to highlight that we've also considered options for SRG and LongHorn steakhouse as other potential separation candidates. That being said, whenever we've concluded this analysis across a wide range of financial metrics including cash flow implications, debt allocations, credit impact, and our ability to effectively return capital to our shareholders, it has become abundantly clear that these separations are less viable than the Red Lobster alternative.

As this slide highlights, the separation of these businesses would create standalone public companies with potentially weak cash flows that would not be able to support significant amounts of leverage. This in turn would raise serious issues with allocation Darden's existing debt across the new portfolio. It would also compromise our ability to maintain an investment-grade credit rating and prevent us from paying the level of dividend that our shareholders have come to expect.

Slide 48 provides a snapshot of some of the key considerations for a potential real estate separation. Over the past few years, we have spent significant resources on weighing the potential strategic alternatives for our own real estate. We have been assisted in these efforts by a number of reputable external advisors and have also consulted with many of our key shareholders on this topic. We firmly believe that it remains in best interest of Darden and its shareholders for us to retain control over our real estate assets. We also don't believe that a separation of our full real estate portfolio such as a REIT spin-off or a sale lease-back transaction is likely to create material value for our shareholders. In particular, when considering the significant adverse implications it would have on the rest of Darden.

Aside from numerous strategy implications, some of the key financial issues we've identified include potential loss of our investment-grade credit profile and diminished ability to return capital to our shareholders, including comprising our ability to maintain an attractive dividend payout. We also believe that a real estate separation would result in the loss of our investment-grade profile rating, which would reduce our access to the credit markets during downturns and increase our borrowing cost.

On slide 49, it has an overview of our real estate portfolio. As you can see, much of our owned real estate is on ground lease properties where Darden owns the structure but where the land is leased from a third party landlord. Ground lease properties are significantly more complicated to finance and thereby would be likely to attract significantly less interest from real estate investors versus our wholly-owned properties.

Now, on slide 50, we show how a REIT consisting of Darden's real estate asset would compare on key attributes relative to highly valued public traded triple-net REITs. As you can see, we believe that a Darden REIT would have numerous shortcomings and thereby is likely to be valued at a meaningful discount. We will take you through more details on this on the next slide.

On this slide, we show that a Darden REIT would lack talent diversification, while other publicly traded triple-net lease REITs are highly diversified. We believe that in a REIT, shareholders look for diversified exposure to real estate and that Darden's lack of diversification would have a significant negative implication for the REIT's valuation. Moreover, as we believe Darden would be unable to retain its investment grade rating if we were to separate our real estate, the REIT would be exposed to a single, non-investment grade tenant, whereas other REITs obviously look to diversify their credit exposure.

On slide 52, we show how publicly traded REITs diversify by product type and that a Darden REIT would be entirely exposed to restaurant assets from just a few different restaurant brands. Casual dining restaurant structures are characterized by a high degree of brand specific customization. All of our restaurants have a high degree of interior and exterior decorative elements in addition to kitchens that are bespoke for our brands. It requires significant investments to convert our restaurants to the specifications of another restaurant brand and even more investment for another type of retail business.

This is in contrast to many other property types that have much lower switching costs that in some cases can be as simple as switching signage. We believe the high switching costs associated with our restaurants would put further downward pressure on a REIT's valuation.

Lastly, on slide 53, we show that other publicly traded triple-net lease REITs hold little or no ground leases in their portfolio. Again, we think our significant portion of ground lease units would negatively impact any potential REIT valuation.

As we show on slide 54, there have been some suggestions that Gaming and Leisure Properties are REIT's recently formed by Penn National, provides that Darden, too, can create value from a real estate separation. However, we believe that our situation is not analogous to Penn National and that we would be unlikely to create material value from a REIT separation. In addition, to many of the obvious strategic differences between the Gaming and Leisure Properties and what a Darden REIT might look like. One key financial difference is the much lower switching cost for a gaming property relative to our restaurant brands.

Finally, as we show on slide 55, we believe a real estate separation would result in significant friction costs. Much of the friction costs would arise from necessity to refinance Darden's existing capital structure, which would be required under a bond indentures. We would also need to pay for new financing costs and incur tax related to friction costs. In total, we believe friction costs from a real estate separation would amount somewhere between $375 million and $424 million, making a REIT strategy potentially value destructive for our shareholders.

In summary, we do not believe that a real estate separation transaction would create value for our shareholders. The characteristics of a Darden REIT suggest that it would be valued at, or more likely below, the range of comparable triple-net lease REITs. Significant friction costs associated with the transaction including the debt breakage at Darden, as well as other costs, would further diminish any potential value creation. And then, of course, one must factor in the value equation of the material weakening of Darden's credit profile, and the [ph] diminishability (47:20) to return capital to shareholders, including compromising our ability to remain an attractive dividend payout.

And now, I'll turn it back to Clarence.

Clarence Otis

Thank you, Brad. Again, as indicated on slide 57, we have clear priorities for value creation. Those priorities are to successfully execute the Brand Renaissance plan for Olive Garden, continue to drive profitable growth and strong returns at LongHorn, our Specialty Restaurant Group brands, engage in disciplined capital allocations supported by a strong balance sheet that emphasizes a competitive dividend payout, revise our management compensation program so that it better aligns with our other priorities, and complete the separation of Red Lobster. So we're looking forward to discussing these priorities with our shareholders.

And with that, we'd be happy to take questions. Thank you.

Q&A

Operator

Thank you. [Operator Instructions] And our first question comes from Jeff Bernstein with Barclays. You may ask your question.

<Q - Jeff Andrew Bernstein>: Great. Thank you very much. Just one question, one clarification. The question side of things, things like you're going full-speed ahead with the Red Lobster separation or [ph] the spin-off (48:47) sale. I'm wondering whether within that, there are questions around the real estate that Red Lobster owns whether there's options for that real estate whether you could retain it, or what type of options there might be because it sounds like you appreciate the value of the real estate. I'm just wondering whether there's any alternative even if you were to separate Red Lobster.

And the clarification is just on the – as you just mentioned you look forward to going out on the road, talking to shareholders and in other parts of the presentation you talked about how you've already reached out to your largest shareholders. I'm just wondering whether at this point you believe you have overwhelming support of the current initiatives, or better yet, if you did hear from a large number of shareholders going forward that they would like you to consider alternatives. Whether there's a chance to pull back on that? Thanks.

<A - Clarence Otis>: Yeah. I would say as we look at Red Lobster, we've got both the spin process and the sale process. And clearly both of those tracks, Red Lobster's real estate will be an important factor. And so it is important as we think about valuation in each track. And we haven't lost sight of that. And we're looking at a range of alternatives that might make sense, as are the other parties involved from the sale perspective.

And then we have reached out to shareholders. The plan that we've put together really reflects that input. And so it's a comprehensive plan. Our capital allocation strategy going forward clearly reflects the input of our shareholders as we talk about a reduction in our new unit expansion pace and an elevated focus on free cash flow and return of capital to shareholders.

The management compensation revisions that we've been talking about also reflect the input of shareholders. And so does really the focus on making sure that we've got a very strong plan for the turnaround and regaining of momentum at Olive Garden. And so we shared a lot of our thinking with our shareholders. We've heard them. And the things that we have in place, as we go forward, reflects what we heard.

Operator

Thank you. Our next question then comes from John Glass with Morgan Stanley. You may ask your question.

<Q - John S. Glass>: Thanks. I just want to maybe hear in your words why you think that spinning Red Lobster is value creative, but it's not for the Specialty Restaurant Group? Is it simply that you can put your data onto the Red Lobster spin, and therefore preserve credit worthiness of the parent company you couldn't do at SRG? Or is there some other factor that you think is at work there?

<A - Clarence Otis>: No. There really are strategic elements and financial elements. From a strategic perspective, we believe that all of our casual dining brands, with the exception of Red Lobster, really have a great deal in common as they move forward in terms of the things that they need to do to protect their core and then to broaden beyond their core. So strategically there's a lot of comparability there that is not at Red Lobster. And so we think that that makes sense.

And our Specialty Restaurant Group is comprised mostly of casual dining brands that have a lot in common with LongHorn and Olive Garden. And then financially, we do think that Red Lobster is a much stronger standalone company, given its cash generation and its capital requirements going forward, which are modest. And that is very different than our other brands, than LongHorn and then our Specialty Restaurant Group brands, which have significant capital needs going forward given their unit expansion potential.

<Q - John S. Glass>: Okay. And in doing that analysis though you made some assumptions about the valuation that

Red Lobster is going to get and some at Specialty Restaurant. Did the board look at that? Are you willing to share those assumptions, what you think the relative valuations are in each of those?

<A - Clarence Otis>: The board clearly looked at it and as well advised as they looked at it by Goldman Sachs and by Morgan Stanley working at the exclusive direction of the board. But we don't think it's constructive to share those analyses publicly.

<Q - John S. Glass>: Thank you.

Operator

Thank you. Our next question comes from Joe Buckley with Bank of America Merrill Lynch. You may ask your question.

<Q - Andrew M. Charles Hahn>: Hi. It's Andrew Charles for Joe. How does the volatility of Red Lobster sales translate into consistent cash flow? And drilling down a little more does the sales momentum at Red Lobster call into question the brand's ability to support a heavy debt load and pay a high dividend yield?

<A - Clarence Otis>: Yeah. I would say that the sales volatility that we talked about is really quarter-to-quarter. And I think that graph demonstrates that there is significant sales volatility quarter-to-quarter. And quarters matter when you look at the valuation of Darden overall. And so it puts some downward pressure on Darden's overall valuation. From a cash generation perspective though, Red Lobster is very consistent from year-to-year and generates significant cash. And that significant cash supports, we think, a strong valuation for Red Lobster with the right strategy to continue to protect that cash generation.

<Q - Andrew M. Charles Hahn>: If I can fit one more in, does your confidence to maintain the dividend and the purchasing shares indicate a willingness to perhaps forego an investment grade credit rating?

<A - Clarence Otis>: We think that we can find a balance that allows us to protect the dividend and maintain an investment grade credit profile.

<Q - Andrew M. Charles Hahn>: Thanks.

Operator

Thank you. Our next question comes from Sara Senatore with Sanford Bernstein. You may ask your question.

<Q - Sara H. Senatore>: Hi. Thank you. I just wanted to go back to some of the bench marking work you seem to have done with respect to some of your competitors. And in particular you looked at G&A as a percentage of sales. You looked at four-wall kind of economics. First, on G&A I think again something that we all externally have been trying to figure out is relative to the number of stores and given that your store base, I'm sorry, your revenue base is so much higher, it still looks like you have more than maybe the $60 million that you've called out.

So can you just talk about maybe bucketing where you think you diverge from your competitors and why that might be? And then a related question, the four-wall margin's obviously very good. One of the things you explicitly said that is if you were to spin out your real estate they'd look a lot lower. Can you talk again about that, benchmarking versus peers that have similar margins, but don't have the benefit of owning their real estate? Just give us a sense of the work you've done there, please.

<A - Clarence Otis>: Yeah, I would say. So on the support costs, we've got G&A and that's a reported line item. But I would say that there is no industry standard in terms of what expenses go in there and what don't. So it's not necessarily representative. For example, multi-unit operations leaders, the question is, is that in G&A, is that above the line in other restaurant expenses that are being attributed to the restaurant level? So that is work that we're doing to make sure that we're fully aware of what the opportunities are and we've retained Alvarez & Marsal to help us with that, because they have some great, great skill at really being able to bring us some fully informed benchmarks. So that's important.

Now on the real estate side, I think what we have done with the analysis that we show, the restaurant level margins, was really try to put everyone on equal footing. And so the comparisons that we show, I think it was on slide six, for Darden overall, against some major chain competitors really were to equalize how we hold our real estate. And on that basis, Darden stacks up very well.

<Q - Sara H. Senatore>: And if I could just follow-up on the – you mentioned being informed on where different line items sit. I think if you were to move things around your P&L, your four walls would look worse if the issue is that the multi-unit operations need to come out of G&A into the restaurant level expenses. So maybe – I guess what I'm trying to figure out is, do you see anything where you – any line item where you think you spend significantly more than others and you need to continue to do so?

<A - Clarence Otis>: No, no. I think that we feel that our support costs from a competitive perspective are in good shape. That said we've got an industry where a significant number of consumers are under financial pressure. And so even if our current support costs are competitively solid, we think we need to find a way those down so that we remain relevant to those consumers. And so that's really the focus of the work that we are doing, the focus of the $60 million in reductions that we've talked about; it will be the focus of the work with Alvarez & Marsal. And so it's not just about benchmarking, it's really about how can we streamline beyond benchmarking to accommodate the new consumer realities.

<Q - Sara H. Senatore>: Thank you.

Matthew Stroud

Shirley, at the bottom of the hour said we'd take questions until about 9:30. We are at 9:30. We'd like to wrap up the call here. We know there are others still in queue. Of course we're always available to take questions throughout the rest of the day. Please give us a call and we'll get back to you as soon as possible. We appreciate everybody being on the phone with us today or on the web, and we look forward to talking with you again in a few weeks. Thank you very much.

Operator

Thank you. This does conclude today's conference. If you would like to listen to a replay of today's call, you may dial

866-431-2893 or 203-369-0948. Again, those numbers are 866-431-2893 or 203-369-0948. And you may disconnect your lines at this time. Thank you.

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